Exhibit 10.2

 [***] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Purchase Contract of Cobalt-60 Radiation Sources Used in SGS-I

Contract Number: Co-Y-05-01

Time of Signing: September 1, 2005

Place of Signing: Beijing, China

Party A: Shenzhen Hyper Technology Incorporation
Add.: Building 507, Block B, Yinglida Digital Garden, Golden Flower Road, Fu Tian Bonded Area, Shenzhen
Tel: 0755-25331326	Fax: 0755-25331366
Postcode: 518038

Party B: Beijing Atom High-Tech Co., Ltd.
Add.: Sub-Box 105, Mail Box 275, Beijing
Tel: 010 69358477	Fax: 010 69357294
Postcode: 102413

After friendly negotiation, Party A and Party B agrees to enter this Contract, under which Party A consigns Party B the matter related to processing and manufacture of Cobalt-60 radiation sources used in SGS-I

1.	Subject Matter and Currency Amount:

Party A orders from Party B of 10 sets of Cobalt-60 radiation sources used in SGS-I. The price of each set is RMB720,000. The total amount of this contract is RMB7,200,000.

2.	Responsibilities and obligations of Party A

(1)
Party A shall provide one set of Cobalt source jacket drawings (appendix 1), one set of source cell (so-called “lift basket” for source loading) drawings (appendix 2), and “Technical Requirements for Cobalt-60 Radiation Sources Used in SGS-I” (appendix 3), one copy of “Quality Assurance Agreement of Cobalt-60 Radiation Sources Used in SGS-I” (appendix 4), and “Confidentiality agreement” (appendix 5).

(2)	Party A shall provide the tungalloy parts used in the Cobalt source jacket.

(3)	Party A shall provide the transportation for the above-mentioned Cobalt sources container.

(4)	Party A shall provide the gauges for inspecting the Cobalt source jackets.

3.	Responsibilities and obligations of Party B

(1)	Party B shall examine and proof the sketch of Cobalt source jacket provided by Party A.

(2)	Party B shall perform the welding tests for at least 5 simulation sources and profile cutting in order to check the welding techniques and quality.

(3)	Party B is responsible for manufacturing the Cobalt source jackets.

(4)	Party B is responsible for manufacturing, sealed packing, and inspecting the sources as per the “Technical requirements for Cobalt-60 radiation sources used in SGS-I” (appendix 3).

(5)	Party B should place and store the Cobalt sources in the transporting source cell (so-called “lift basket”) and lead container according to the technical requirements offered by Party A.

(6)	Party B should handle the Cobalt sources transportation formalities.

(7)	Party B is responsible for shipping the Cobalt sources to the place designated by Party A. (The shipping cost would be paid by Party A).

(8)	Party B should comply with the Confidential Agreement signed by both parties (appendix 5).

4.	Date of delivery

Party A shall give Party B written notice of the exact date of delivery for each set of Cobalt sources two months before each source loading Party B shall guarantee the progress requirements.

5.	Payment

(1)	After the contract takes effect, Party A shall pay Party B 30% of the total amount for the sources involved as advance payment upon the installation plan determined by both parties.

(2)	Upon the acceptance inspection by the two parties at the place where Party B locates, Party A shall pay Party B 60% of the total amount for such set of sources.

(3)
Within 30 days upon the receipt of each set of the finished sources, acceptance inspection and completion of the installation of sources, Party A shall pay Party B the remaining payment for the set of sources.

(4)	Within 1 week upon the receipt of the total amount for each set of sources, Party B shall issue formal value-added tax invoice to Party A as beneficiary.

6.	Quality control and acceptance inspection

(1)
Upon the completion of manufacture of Cobalt source jackets , Party B shall examine them as per the drawings with 100% certainty. When the Cobalt source jackets are confirmed to be qualified and approved through the recheck of Party A, sealed packing by welding can be processed.

(2)
Before the Cobalt sources are installed into the lead container, Party A shall appoint someone to conduct the inspection according to relevant articles under the appendix 1, 2, 3 and 4 upon the receipt of the notification for acceptance inspection from Party B; meanwhile, the Cobalt sources shall be deemed as being delivered. If there are problems with the quantity, quality, and technical problems during the inspection process, Party A is entitled the right to request Party B to compensate for the loss.

(3)
Product acceptance inspection shall be carried out in accordance with “Technical requirements for Cobalt-60 radiation sources used in SGS-I” (Appendix 3) and “Quality Assurance Agreement of Cobalt-60 Radiation Sources Used in SGS-I” (Appendix 4).

7.	Delivery and transportation

(1)
15 days before the delivery of each set of the Cobalt sources, Party A shall send Party B a written notification of the place of delivery (in China only) and the evidence documents for the installation of the radiation sources approved by the relevant local authorized administration department where Cobalt sources is delivered.

(2)
Party B shall transport the finished sources to the place designated by Party A. Before the shipment, Party B must provide Party A one duplicate of all the documents and information required for the sources transportation.

(3)	Party A shall bear the for transportation fee for the sources from the place where Party B is located to the hospital.

8.	Liabilities for breach of contract

If Party B delays in delivery, for each day of delay, Party B should pay to Party A 0.1% of the total amount for the goods delayed as a penalty. Any delay due to the Cobalt source quantity, quality or technical problems, it shall be deemed as the delay of Party B. If the reason of delay is because Party A can not pickup the goods on time, then after 30 days that Party B keep the Cobalt source free of charge. Party A shall pay Party B 0.1% of the total amount for the goods delayed as the warehouse fee.

9.	Force Majeure

In the event of earthquake, typhoon, flood, fire, war, or other unforeseen events, the happening and consequences of which are unpreventable and unavoidable, the affected party shall notify the other Party About the regarding the events of the force majeure in time by telegraph, and within 15 days thereafter, the affected party shall provide detailed information of the events and a valid document explaining the reason for its inability to perform the contract. Such valid document shall be issued by the local notary department where the event occurs. According to the effects of the event on the performance of the contract, both parties shall, through consultation, decide whether to terminate the contract, or to exempt part of obligations for implementation of the contract, or whether to delay the performance of the contract.

10.	The Modification and Supplement of the Contract

After the contract takes effect, both parties are not allowed to modify or terminate it at will. In case of any matters not mentioned herein, both parties shall agree to reach an agreement through consultation, and only after both parties sign a supplemental contract modification or supplement of the contract shall come into effect.. The supplementary contract shall have the equal validity of the contract.

11.	Arbitration

Any disputes arising from carrying out the contract, both parties should negotiate friendly for settlement. If negotiation fails to resolve the dispute, either party is entitled to file a suit related to the Cobalt source radioactivity to the National Institute of Metrology; other suits shall be filed to a People’s Court.

12.	Reclamation of decommissioned sources

Party B is responsible for the reclamation of the decommissioned sources when the Cobalt sources involved in the contract complete their services. The disposal charge would be paid by Party A. The exact charge is subject to further negotiation.

13.	Appendixes of contract

5 appendixes attached to the contract are the inseparable parts of the contract and have the equal validity of the contract.

Appendix 1: One set of the Cobalt source jacket drawings

Appendix 2: One set of the source cell drawings (source cell: so-called “lift basket” for source loading)

Appendix 3: “Technical requirements for Cobalt-60 radiation sources used in SGS-I”

Appendix 4: “Quality assurance agreement of Cobalt-60 radiation sources used in SGS-I”

Appendix 5: “Confidential agreement”

Party A: Shenzhen Hyper Technology Incorporation

Representative:	/s/ HUANG JIAN

Date: September 1, 2005

Party B: Beijing Atom High-Tech Co., Ltd.

Representative:	/s/ YANG RUIJIN

Date: August 30, 2005

Appendix 1:

[***]

Appendix 2:

[***]

Appendix 3:

Technical Requirements for Cobalt-60 Radiation Sources Used in SGS-I

1.
The total radioactivity for each set of Cobalt-60 radiation sources is not less than 5400Ci+10%, and total 18 Cobalt source jackets are in sealed packing as 18 single sources, and the activity of each single source is 300Ci+10%.

2.
Each single source is made up of the Cobalt grain with 220-240Ci/g in specific radioactivity, 1mm in diameter, and 1mm long, sealed packed in stainless jacket by welding. The radioactivity consistency of 18 sources meets the requirement that the difference between the max and min is not more than 10%.

3.
The source jacket drawings (Appendix 1) are offered by Party A. Party B can make modification to the sketch drawings according to the welding techniques, the Cobalt grain actual specific activity and the heat expansion dimension of the source jacket based on experience and simulation experiments, but the final drawing has to be approved by Party A.

4.
The measurement of the radioactivity of the sources must be standardized. Considering the self-absorption of the sources and the revision of the measurement environment, the uncertainty of the measurement is limited within +/-10%.

5.	The safety of the sources needs to be inspected according to GB18871-2002.

6.	The service life of the sources is ten years and within the service life, no radiation leakage or contamination is allowed.

7.	Party B must have fairly accurate measurement of the source outside diameter and constant temperature in a hot cave, for example, by the gauge inspection, etc.

8.
Party B must clean and remove the rust from the source cell (“lift basket”) which transports the Cobalt-60 radiation sources used in SGS-I, and Party B should offer Party A the source loading and source acquisition procedure.

9.
For the sealed source to be installed into the SGS-I, the arrangement of the sources in the source cell, and the coupling of the source cell with the lead container, are designed by Party A specially according to the registration data of the sources, which would be presented to Party B.

10.	Each sealed source must be registered by Party B for its radioactivity, safety class, manufacturing date and measurement date. And Party B should offer the measurement reports to Party A.

Party A: Shenzhen Hyper Technology Incorporation		Party B: Beijing Atom High-tech Co., Ltd.

Representative:	/s/ HUANG JIAN	Representative:	/s/ YANG RUIJIN

Date: September 1, 2005		Date: August 30, 2005

Appendix 4:

Quality Assurance Agreement of Cobalt-60 Radiation Sources Used in SGS-I

Shenzhen Hyper Technology Incorporation (Party A) and Beijing Atom High-tech Co., Ltd. (Party B) now comes to the agreement hereunder after friendly negotiation, in the respect of the quality assurance of the Cobalt-60 radiation sources used in SGS-I that Party A commissioned Party B to manufacture. The stipulated clauses in this agreement have to be strictly followed.

1.
Party B shall manufacture the Cobalt sources strictly comply with the technical requirements for Cobalt-60 radiation resources used in SGS-I (appendix 3) and the Cobalt-60 radiation source jacket drawings (appendix 1) confirmed by both parties. Thus, Party B shall provide to Party A with qualified products.

2.
Party B shall make detailed quality plan as for the Cobalt-60 radiation sources manufacturing, and provide a copy of the plan before the start of the manufacturings. After review and check of the plan according to the related requirements of the quality management procedure, Party A has the right to present opinions and request Party B to make change accordingly. The quality plan shall include at least the following contents:

a.	Quality assurance measure

b.	Quality control procedure

c.	Organization structure and scope of authority

c.	Quality elements, quality standard and application documents.

3.
Party A is entitled to send someone to do the quality follow-up check on the site where Party B manufactures the devices. Party B should provide on-site cooperation and convenience to assist Party A to complete the check. The objective for Party A to do such quality follow-up check is to monitor and control the quality during the manufacture process, but such monitor and control shall neither exempt nor reduce Party B’s responsibilities under this Contract and the appendixes hereunder on quality, delivery schedule and etc.

4.
Party B should do classified designing and performance test strictly following the classification requirements in the ANSI N542-1997 for sealed radiation sources, and keep the test records. Party A is entitled to review these test records during the process of the ex-works inspection on the Cobalt sources.

5.	It’s a mandatory procedure to take welding tests for at least 10 simulation sources, and do profile cutting in order to check the welding technique and quality.

6.	Party B shall provide Party A with the radioactivity measurement or calculation methods, error analysis, leakage test methods, and contamination test methods of single Cobalt source.

7.
After the manufacture of the Cobalt source jacket completes, Party B shall set up quality hold point. Before the process of sealed packing by welding starts, it is mandatory to perform the following procedures strictly and step over the hold point discretionarily is not allowed.

a.	Party B shall inspect all parts as per the drawings requirements with 100% completion, and record inspection in details.

b.
The heat and cool dimension of the outmost layer jacket of each Cobalt source should be measured strictly inside a hot cave(room?). The dimension shall be kept consistent with the requirements indicated in drawings.

c.	With under qualified products, Party B shall print permanent obvious mark on such products and separate them from outside.

d.	Party A shall recheck the products which have been passed the examination by Party B and shall signed recognition an on the Party B’s examination report, upon the satisfaction of the recheck.

Until the above procedures complete and the standards meet the above mentioned requirements completely , the products are not allowed to transfer to the sealed packing.

8.
It is mandatory to measure the normal temperature of each Cobalt source when each has been done with sealed packing by welding but not been loaded into the source cell (“lift basket”). At least 5 single sources need to be measured and the average of the result should be recorded in the test report.

9.	Upon the acceptance examination of first set of Cobalt sources, Party B shall provide Party A with the following documents:

a.	Quality plan

b.	Sealed source classified design, test methods and results

c.	Welding technique and quality examination records

d.	The heat and cool dimension of the outmost layer jacket

e.	The normal temperature of single source

f.	Radioactivity measurement methods and error analysis

g.	Radioactivity measurement certification

h.	Leakage inspection certification

i.	Contamination inspection certification

j.	The test results of the exposed dose after the loading into the lead container

k.	Quality Certificate

For the subsequent Cobalt sources, Party B shall provide Party A the “g” and “k” of the above documents only.

10.
After Cobalt sources are shipped to the place of delivery designated by Party A, Party A shall notify Party B of the exact date of source loading. Party B is entitled to send someone to take part in the Cobalt source replacement for SGS-I and measurement process, and to have the delivery inspection of the Cobalt sources together with Party A. Party A shall offer convenience at work for the people designated by Party B. When the delivered sources are qualified after examination, the two parties sign the check acceptance certificate, the Cobalt sources thus being regarded as delivered. If Party B is unable to send someone to take part in the acceptance examination, the examination result from Party A is still considered effective. During the inspection, Party A is entitled to refuse the acceptance of the sources or lodge a claim under quality problems such as the Cobalt source total radioactivity does not meet the required specification, and the source jacket heat expansion leads to difficulties in source replacement or quantity is in shortage, etc.

Party A: Shenzhen Hyper Technology Incorporation		Party B: Beijing Atom High-tech Co., Ltd.

Representative:	/s/ HUANG JIAN	Representative:	/s/ YANG RUIJIN

Date: September 1, 2005		Date: August 30, 2005

Appendix 5 :

Confidentiality Agreement

Shenzhen Hyper Technology Incorporation (Party A) and Beijing Atom High-tech Co., Ltd. (Party B) came to the following agreements for the confidentiality of the Cobalt-60 radiation sources used in SGS-I that Party A commissioned Party B to manufacture.

1.
For the completion of the manufacturing of Cobalt-60 radiation sources used in SGS-I as per the requirements of Party A, Party A provides Party B the related technical information and technical requirements (“info.” hereafter)

2.
Party B guarantee that the info, shall only be used for Party A to the manufactures the Cobalt-60 radiation sources used in SGS-I, and shall not be for any other purposes. The Cobalt-60 radiation sources involved in the confidential agreement are the products that Party A ordered exclusively from Party B. Without written consent from Party A, Party B shall not be allowed to provide the product to any other party.

3.
The info, mentioned in the first clause of the agreement is provided only for the personnel who take part in the manufacturing and designing of the Cobalt-60 radiation sources used in SGS-I. Others, except the above mentioned personnel, shall not be allowed to have any contact with such info. Party B shall guarantee to adopt all the effective measures to keep strict confidentiality of all the info. (including the written, oral info., fax, or storage data, etc.), and guarantee that all the personnel who participate in shall not disclose the info, to anybody else as well.

4.	Without the written consent from Party A, Party B shall not be allowed to copy or transcribe the info.

5.
After Party B finishes the manufacturing of all the radiation sources, or both parties terminate the Purchasing Contract, Party B shall return Party A all the info (including the copies or floppy disks, etc. which are made with the consent of Party A.).

6.	If Party B violates the stipulations of the agreement, Party B shall agree to undertake the responsibility for breach of this Agreement, and compensate Party A for the loss.

Party A: Shenzhen Hyper Technology Incorporation		Party B: Beijing Atom High-tech Co., Ltd.

Representative:	/s/ HUANG JIAN	Representative:	/s/ YANG RUIJIN

Date: September 1, 2005		Date: August 30, 2005